Exhibit 99.1

Glendon Group Acquires BIDZ.com, Inc.

REDONDO BEACH, Calif., November 26, 2012 -- On November 26, 2012 BIDZ.com, Inc., a leading online retailer of jewelry, was acquired by Glendon Group, Inc. (“Glendon Group”) through a merger of Bidz.com into a subsidiary of Glendon Group pursuant to a previously announced merger agreement.

At Bidz.com’s annual meeting that was held on September 27, 2012, the merger agreement was approved by holders of a majority of the outstanding Bidz.com shares as well as by holders of a majority of the outstanding Bidz.com shares that are held by unaffiliated stockholders.

As a result of the merger, Bidz.com is a privately held company and its stock will no longer trade on the OTCQB Marketplace.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.